SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 8K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): November 25, 2003


                               ATLAS MINERALS INC.
             (Exact Name of Registrant as Specified in Its Charter)


         COLORADO                       1-02714                84-1533604
-------------------------------      --------------         ----------------
(State or other jurisdiction of       (Commission           (I.R.S. Employer
incorporation or organization)        File Number)         (Identification No.)



Suite 205, 10920 West Alameda Avenue, Lakewood, CO         80226
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(Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code: 303-292-1299

                                 NOT APPLICABLE


          (Former Name or Former Address, if Changes Since Last Report)

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ITEM 5. OTHER EVENTS

               See Press Release attached as Exhibit 99.1 hereto.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                    ATLAS MINERALS INC.
                                                     (Registrant)

Date: November 25, 2003                         By   /s/ Gary E. Davis
                                                  -----------------------------
                                                     Gary E. Davis
                                                     Corporate Secretary

                                                 EXHIBIT 99.1
ATLAS MINERALS INC.                              NEWS RELEASE 03-7
10920 W. Alameda Avenue, Suite 205               OTC Bulletin Board: ATMR
Lakewood, Colorado 80226                         6.2 million shares outstanding
Tel:   303-292-1299  Fax:   303-297-0538         November 25, 2003

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                 ATLAS ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
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Denver, Colorado - Atlas Minerals Inc. (the "Company") announced today its financial results for the nine months ended September 30, 2003. As of September 30, 2003 the Company had a working capital deficit of $84,000 and a cash balance of $12,000. The Company reports total assets of $700,000 and total liabilities of $450,000.

Addressing the Company's current financial status, the Company's President, Mr. Gary E. Davis, stated, "We have assembled in short order what we believe to be an attractive stable of industrial minerals properties, including diatomaceous earth, perlite, and fluorite. We continue to aggressively pursue arrangements that will bring in financing adequate to support the Company and development of these opportunities, but thus far have been only marginally successful in raising the needed funds Such financing could include equity financing, project financing, joint ventures, loans against assets, and/or other operating arrangements. While we continue to pursue sources of capital, the Company will be taking all steps possible to conserve remaining assets."

Because it was being operated on a limited basis, primarily for the testing of market products, and was as such generating a cash flow deficit, all operations at the White Cliffs mine and mill complex were temporarily ceased effective November 1, 2003. Should the Company be successful in raising funds adequate to make certain equipment modifications to the existing mill and to revise the mine plan, Management believes that operations can be resumed at White Cliffs with positive cash flow being generated.

On September 25, 2003 the Company announced that it had signed an agreement with Toro Mining & Minerals, Inc. ("Toro") for the purchase of 880,000 shares of common stock of Toro representing 88% of the outstanding shares of Toro. The final acquisition of Toro was conditional on the Company completing a financing adequate to effect closing, scheduled for October 15, 2003. Given the Company was unable to raise the necessary financing by the closing date, the purchase agreement became null and void, although Toro has assured the Company that it will proceed with the sale as contemplated if funding becomes available in the near term.

The Company also announces that effective October 27, 2003 the Company's Board of Directors accepted the resignation of H. R. Shipes as Chief Executive Officer. Mr. Shipes resigned due to potential conflict of interest matters between the Company and Atlas Precious Metals Inc. of which he is President and Chief Executive Officer. The Board appointed Gary E. Davis as the Acting Chief Executive Officer. Also on October 31, 2003 the Company received notice from David Groshoff, who resigned as a Director of the Company.

Further addressing the outlook for the Company, Mr. Davis said, "There currently is a lot of money being raised for metals mining projects, especially in Canada. Generally the markets seem to be more blase towards the financing of industrial minerals, however, which means we will need to redouble our efforts. We recognize that there is no assurance that these efforts will be completely successful and over the next few months will be continually reassessing the alternatives available to the Company if the full amount of the financing being sought is not forthcoming."

For further information contact Gary E. Davis at 303-292-1299.

                        On behalf of Atlas Minerals Inc.

                                 "Gary E. Davis"
         Chief Executive Officer, President, and Chief Financial Officer

The statements contained in this release that are not historical facts are forward-looking statements under the federal securities law. These forward-looking statements are no guarantee of future performance, and involve certain risks, uncertainties and presumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or implied by such forward-looking statements. The Company takes no obligation to update publicly any forward-looking statements, whether as the result of new information, future events or otherwise. This release is not an offer of securities for sale in the United States; securities may not be offered or sold in the United States without registration or an exemption from registration.